                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                         SEAVIEW VIDEO TECHNOLOGY, INC.

         The undersigned,  being the President of SEAVIEW VIDEO TECHNOLOGY, INC.
a corporation existing under the laws of the State of Nevada, does hereby certify under the seal of the said corporation as follows:

         1.   The certificate of incorporation of the Corporation is hereby amended by replacing Article Fourth, in its entirety, with the following:

                  "FOURTH: The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value
                  $0.01. The second class of stock shall be Preferred Stock, par value $0.01. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative,
                  participating, optional or other special rights and
                  qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the Board of Directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications;
                  limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or
                  resolutions providing for the issuance of such stock by the
                  Board of Directors.

         The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

                  Class             Par Value        Authorized Shares

                  Common            $0.001              250,000,000
                  Preferred         $0.001               10,000,000

                           Totals:                      260,000,000

         2.   The amendment of the certificate of incorporation herein
              certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and a majority of the
              Corporation's stockholders in accordance with the provisions of the General Corporation Law of the State of Nevada.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's
Certificate of Incorporation, as amended, to be signed by George Bernardich, its
President, this 7th day of February 2003.

                                            SEAVIEW VIDEO TECHNOLOGY, INC.

                                            By: /s/ George Bernardich
                                                George Bernardich, President